Exhibit 99.1

August 8, 2018

Fellow Shareholders,

Roku delivered particularly strong Q2 2018 financial results. Robust active account growth expanded the reach and scale of our TV streaming platform, while at the same time Roku captured a bigger share of TV advertising budgets and continued progress on monetization. Our investments are delivering a better streaming experience for consumers, bigger audiences for content owners, and more effective marketing tools for brands. We are raising our full year 2018 outlook and believe Roku is well-positioned to seize the significant opportunities being created by the transition to streaming.

A few Q2 2018 highlights:

•	Total net revenue up 57% YoY to $156.8 million;
•	Platform revenue up 96% YoY to $90.3 million;
•	Gross profit up 107% YoY to $77.8 million (up 83% YoY excluding an $8.9M benefit to Player COGS from releasing accruals related to potential IP licensing liabilities that have not materialized);
•	Active accounts up 46% YoY to 22.0 million at quarter end;
•	Streaming hours up 57% YoY to 5.5 billion hours;
•	Average Revenue Per User (ARPU) up 48% YoY to $16.60 (trailing 12-month basis);
•	The Roku Channel is now a Top 5 channel by active account reach.

Roku Q2 2018 Shareholder Letter	1

Key Operating Metrics	Q2 17	Q3 17	Q4 17	Q1 18	Q2 18	YoY %
Active Accounts (millions)	15.1	16.7	19.3	20.8	22.0	46%
Streaming Hours (billions)	3.5	3.8	4.3	5.1	5.5	57%
ARPU ($)	$11.22	$12.68	$13.78	$15.07	$16.60	48%

Summary Financials ($ in millions)	Q2 17	Q3 17	Q4 17	Q1 18	Q2 18	YoY %
Platform revenue	$46.0	$57.5	$85.4	$75.1	$90.3	96%
Player revenue	53.7	67.3	102.8	61.5	66.5	24%
Total net revenue	99.6	124.8	188.3	136.6	156.8	57%
Platform gross profit	34.2	44.6	63.7	53.4	63.0	84%
Player gross profit	3.4	5.3	9.8	9.7	14.7	329%
Total gross profit	37.6	49.9	73.5	63.1	77.8	107%
Platform gross margin %	74.4%	77.5%	74.6%	71.1%	69.8%	-463	bps
Player gross margin %	6.4%	7.9%	9.5%	15.8%	22.2%	1576	bps
Total gross margin %	37.8%	40.0%	39.0%	46.2%	49.6%	1181	bps
R&D	25.8	28.5	31.3	34.1	40.2	56%
Sales and marketing	14.7	16.2	19.1	20.3	22.3	52%
G&A	10.6	13.0	13.5	15.6	15.4	46%
Total operating expenses	51.0	57.8	64.0	70.0	77.9	53%
Income (loss) from operations	(13.4)	(7.9)	9.5	(6.9)	(0.1)	na
Adjusted EBITDA [1]	(9.6)	(3.7)	14.4	(0.8)	7.1	na
Adjusted EBITDA margin %	-9.7%	-2.9%	7.6%	-0.6%	4.5%	na

Outlook ($ in millions)	Q3 2018E [3]			Full Year 2018E [2]
Total net revenue	$164 - $172			$710 - $730
Total gross profit	$71 - $76			$315 - $327
Net loss	($18) - ($13)			($22) - ($10)
Adjusted EBITDA	($8) - ($3)			$11 - $23
[1] Refer to the reconciliation of net loss to adjusted EBITDA in the non-GAAP information.

[2] Full Year 2018 reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $25 million, depreciation and amortization and other net adjustments of approximately $9 million partially offset by interest and other income of approximately $1 million.

[3] Q3 2018E reconciling items between net loss and non-GAAP adjusted EBITDA consist of stock-based compensation of approximately $7 million, depreciation and amortization and other net adjustments of approximately $2.5 million, partially offset by interest and other income of approximately $0.3 million.

Q2 2018 results and outlook

Q2 revenue and gross profit came in ahead of our outlook, driven by strong Platform revenue growth and player demand that exceeded our expectations. Revenue grew 57% year-over-year, our fastest growth rate since Q4 2013. Gross profit, a key performance metric, grew 107% and gross margin expanded 12 percentage points to 50% compared to the prior year period. Note that gross profit, adjusted EBITDA and net income include the release of accruals of $8.9 million related to potential IP licensing liabilities that have not materialized – and management now believes will not materialize - which reduced Player cost of goods sold (COGS) in the quarter. Excluding these accruals which did not impact revenues, gross profit increased 83% year-over-year and gross margin expanded six percentage points to 44%.

Roku Q2 2018 Shareholder Letter	2

Platform revenue exceeded player revenue again this quarter at 58% of total revenue, vs. 46% a year ago, as we continue to see strong engagement and monetization of our growing account base. Adjusted EBITDA of $7.1 million and net income of $0.5 million came in well ahead of the outlook we provided in May, largely due to Platform revenue growth and the previously mentioned IP licensing accruals release.

Our key operating metrics continued to mirror the very solid growth we have seen in recent periods. We ended Q2 2018 with 22.0 million active accounts, up 46% year-over-year, with robust new account growth, particularly from Roku TVs. Roku users streamed 5.5 billion hours in the quarter, up 57% year-over-year, with the fastest growth coming from Roku TVs, where streaming hours more than doubled year-over-year. Trailing 12-month ARPU in the second quarter increased 48% year-over-year to a record $16.60, driven by strong growth in video advertising as we continue to capture more share of TV ad budgets.

Platform revenue grew 96% year-over-year, with advertising revenue representing the largest driver. Platform gross profit increased 84% year-over-year while Platform gross margin dropped 4.6 percentage points year-over-year to 70%, as the anticipated mix shift to video advertising, which trends towards roughly 50% gross margin, continued. As TV advertising continues to move to streaming, we believe we can deliver rapid platform growth over a sustained period.

Player revenue increased 24% year-over-year, driven by 22% year-over-year unit growth and a 2% increase in average sales price, with less sales incentives than in the prior year. There are hundreds of millions of TVs in U.S. homes that are either not connected to the internet or unable to stream the breadth of content available on Roku OS. We anticipate a long player runway from continued penetration into streaming and non-streaming households, and from player sales to existing accounts that add another player or replace an older one. In Q2, we saw strong demand from both our retail and partner channels for lower-priced Roku Streaming Stick and Express models. We will continue to focus on being a price leader in this category and leverage our low-cost advantage to deliver more value to consumers.

Q2 operating expenses were $77.9 million, up 53% year-over-year, as we continued to invest in top talent across the organization. R&D rose 56% year-over-year and sales and marketing expenses increased 52%, primarily as a result of higher headcount-related costs in these areas, as we focus on growing advertising, Roku TV, The Roku Channel and other new business opportunities. G&A grew 46% as we continue to invest in key corporate functions to support larger scale. Roku ended the quarter with $174 million in cash and no debt.

We are investing our increasing gross profit back into key growth areas, as we aggressively pursue the huge opportunities we see in streaming. Our goal continues to be to manage the business to roughly break-even during this period of market expansion. However, given the strength of our first half and factoring in the IP licensing accrual release benefit, we are increasing our revenue and profitability outlook for the full year 2018 to reflect more rapid growth and a modest EBITDA profit.

Roku Q2 2018 Shareholder Letter	3

Increasing scale and platform monetization

We are in the early stages of the transition to streaming. We believe one day all TV content will be streamed. We build scale by licensing our platform to TV manufacturers and service providers, and by selling our popular line of streaming players. We added nearly 7 million net new active accounts in the last 12 months by focusing on our core principles of delivering easy-to-use products with a wide selection of content and great value. With our platform, we are making the TV experience better for viewers, advertisers, and content owners. We see tremendous opportunity to continue to innovate on Roku TVs and players.

On the monetization front, increasing engagement with our platform and continued shift to ad supported content is creating new ways to drive Platform revenue and ARPU growth, with ARPU reaching a new high in Q2 of $16.60, up 48% year-over-year. We’ve doubled ARPU over the last two years, driven primarily by advertising, with the majority of ad revenue coming from video ads we serve on ad-supported channels, and we also continue to see strong audience development and brand sponsorship ad growth. To continue to fuel ARPU growth, we are expanding our access to advertising inventory supply and expanding our audience reach both on and off our platform through free, ad-supported channels (aka apps) like The Roku Channel.

Roku TV – Better audio makes for a better TV experience

We are pleased with our expanding Roku TV licensing program and our position as the leader in TV OS licensing in the U.S. Approximately one in four smart TVs sold in the U.S. in the first half of 2018 were Roku TVs, and the TCL 6-Series Roku TVs recently received CNET’s Editors’ Choice award. Fantastic picture quality, value, ease of use, and tremendous content selection all drive demand for Roku TVs.

We see additional opportunities for continued innovation in the TV experience. As TVs have become thinner, for instance, their audio quality is limited by the size of speakers they can contain. Some consumers choose home theater systems or soundbars to address this issue, but these systems can be expensive and difficult to install and use. In July, we announced Roku TV Wireless Speakers that will dramatically simplify how consumers improve their Roku TV audio experience. Now available for pre-order to ship in October, our speakers are $199.99 MSRP per pair (or $179.99 if pre-ordered). The speakers are a great addition to any Roku TV and offer Roku TV users easy setup and use along with outstanding audio quality. These speakers use the Roku Connect technology we announced at CES and only work with Roku TVs. Millions of Roku TV owners now have an easy way to improve their audio that isn’t available to owners of other TVs. This makes a Roku TV even more appealing to own. As we announced at CES, we also continue to offer our Roku Connect wireless audio technology for license to third -party manufacturers and brands.

By enhancing the Roku TV experience, we believe we will see increased customer loyalty and user engagement across our large and growing base of Roku TV users. This in turn should attract more consumers to purchase Roku TVs – and encourage more TV brands to license our TV OS.

The Roku Platform - the best TV destination for free entertainment

We continue to experience strong engagement on The Roku Channel, which aggregates quality movie and TV content into a simple, friendly user interface for consumers, while providing content owners with a one-stop, large-scale platform to publish their content. The Roku Channel is now a Top 5 channel on the Roku platform based on active account reach – an important metric for our advertising and content partners who are looking for incremental audience that they cannot reach on traditional linear TV. Engagement continues to increase as monthly streaming hours on The Roku Channel in June 2018 nearly

Roku Q2 2018 Shareholder Letter	4

doubled from December 2017. The recently added live news category – including ABC News, Cheddar, People TV and others – is doing well, accounting for a meaningful percentage of The Roku Channel’s monthly streaming hours in June.

Last quarter we highlighted our plans to expand The Roku Channel’s reach beyond the Roku platform. Today we announced the launch of The Roku Channel for the web, providing easy access to great free entertainment content anytime and anywhere. Current Roku users just need to log into their account (or new users can create a new account for free) on www.TheRokuChannel.com to start streaming to their laptops, tablets and phones. We also recently launched a version of The Roku Channel in Canada, and starting today, The Roku Channel app launches on select Samsung smart TVs.

As another way to help viewers find great free content, today we’re announcing the rollout of “Featured Free.” This new tab on the Roku home screen pulls forward some of the best free content from across our platform – including The Roku Channel, ABC, Fox, The CW, Sony Crackle, Pluto TV and others – into a single destination that reduces the need to hunt through multiple apps to find current in-season episodes, hit movies and TV classics.

All of these measures are designed to engage consumers and provide better access to free, ad-supported content – and to give content partners and advertisers new ways to reach a wider audience.

Roku OTT Advertising Platform – Leveraging data to attract more ad dollars

TV advertisers are shifting budgets to OTT. Over time we believe the vast majority of the $70 billion annual U.S. TV advertising market will shift to streaming. This is a key long-term driver of Roku ad sales revenue growth which more than doubled year-over-year in Q2. Our sophisticated TV ad platform leverages our proprietary data and technology for advanced targeting and measurement solutions for advertisers. We believe our OTT ads are more efficient for advertisers and a better experience for viewers, compared to traditional linear TV advertising.

In June we introduced Roku Audience Marketplace, which allows publishers to leverage Roku’s first-party data and proprietary ad technology, to sell campaigns targeted to specific audience segments on the Roku platform to advertisers for their owned-and-operated inventory. Roku has extensive insights into our 22 million active accounts, offering the ability to precisely target specific audience segments at a household level. As the industry’s leading TV streaming platform, we’re well-positioned to empower content publishers to unlock the full potential of OTT advertising and participate in their success. Furthermore, the Roku Audience Marketplace is based on a programmatic ad stack, enabling publishers to not only sell targeted ads, but also have the option to sell in a more dynamic, automated manner than traditional direct sales. This is another industry first, and we look forward to working with our content providers as they leverage our data and programmatic capabilities to monetize their inventory with more effective ad units.

Conclusion

Roku pioneered streaming to the TV and there is significant opportunity ahead. Consumers the world over are seeking new ways to discover and consume entertainment they love, and cord-cutting is continuing apace. The content publisher landscape is adapting, merging, and increasingly embracing direct-to-consumer models. Advertisers know that many valuable customers are no longer reachable via linear broadcasts and that consumers respond better to more relevant ads and authentic, native ways to be associated with popular programming. Roku is already meeting these needs at scale and there are many ways we can keep getting better. By making the TV experience on the Roku platform richer and more engaging to our viewers, our scale increases - which allows our content providers and advertisers to leverage our platform to grow their businesses. Their success allows us to reinvest in the platform to make it even more engaging to our users and more powerful

Roku Q2 2018 Shareholder Letter	5

for our advertising and content partners. This flywheel is spinning nicely today, and we are excited by the momentum that is building to make our TV streaming ecosystem the best in the industry.

Thanks for your support and Happy Streaming!

Sincerely,

Anthony Wood, Founder & CEO

Steve Louden, CFO

Conference Call Webcast – 2 p.m. PST August 8, 2018

The Company will host a webcast of its conference call to discuss the Q2 2018 results at 2 p.m. Pacific Time / 5 p.m. Eastern Time. Participants may access the live webcast in listen-only mode on the Roku investor relations website at ir.roku.com. An archived webcast of the conference call will also be available at ir.roku.com following the call.

Roku Business Basics

For an introduction to Roku’s business see Introduction to Roku document on the investor relations website at ir.roku.com.

About Roku, Inc.

Roku pioneered streaming to the TV. We connect users to the streaming content they love, enable content publishers to build and monetize large audiences, and provide advertisers with unique capabilities to engage consumers. Roku streaming players and Roku TVTM models are available around the world through direct retail sales and licensing arrangements with TV OEMs and service operators. Roku is headquartered in Los Gatos, Calif. U.S.A.

Investor Relations James Samford ir@roku.com	Press Eric Savitz esavitz@roku.com

Use of Non-GAAP Measures

In addition to financial information prepared in accordance with generally accepted accounting principles in the United States (GAAP), this shareholder letter includes certain non-GAAP financial measures. These non-GAAP measures include Adjusted EBITDA and pro forma basic and diluted net loss per share. In order for Roku’s investors to be better able to compare its current results with those of previous periods, Roku has shown a reconciliation of GAAP to non-GAAP financial measures as an appendix to this letter. The Adjusted EBITDA reconciliation adjusts the related GAAP financial measures to exclude other income (expense), net, stock-based compensation expense, depreciation and amortization, and income tax expense where applicable. The pro forma basic and diluted net income (loss) per share reconciliation gives effect to the conversion of outstanding convertible preferred stock using the as-if converted method into common shares as though the conversion had occurred as of the beginning of the period. Also, the numerator has been adjusted to reverse the fair value adjustments

Roku Q2 2018 Shareholder Letter	6

related to the convertible preferred stock warrants as they became warrants to purchase common stock at the time of our initial public offering and at such time no longer required periodic revaluation. We believe these non-GAAP financial measures are useful as a supplement in evaluating our ongoing operational performance and enhancing an overall understanding of our past financial performance. However, these non-GAAP financial measures have limitations, and you should not consider them in isolation or as a substitute for our GAAP financial information.

Forward-Looking Statements

This shareholder letter contains “forward-looking” statements that are based on our beliefs and assumptions and on information currently available to us. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “could,” “seek,” “estimate,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or similar expressions and the negatives of those terms.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this letter. These statements include our financial outlook for the third quarter of 2018 and for the full fiscal year, the contribution of our Roku TV licensing program to our operating and financial results, the growth of our advertising business and our platform segment, the expansion of The Roku Channel, the availability and success of our wireless speaker products and the Roku Audience Marketplace program, the growth and evolution of TV streaming and the shift of advertising to OTT, the growth in ARPU and active accounts, the growth and acceptance of our streaming platform and our overall business trajectory. Except as required by law, we assume no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in the forward-looking statements, even if new information becomes available in the future. Further information on factors that could cause actual results to differ materially from the results anticipated by our forward-looking statements is included in the reports we have filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2017.

Roku Q2 2018 Shareholder Letter	7

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Net Revenue:
Platform	$90,341	$45,976	$165,418	$82,391
Player	66,469	53,651	127,968	117,329
Total net revenue	156,810	99,627	293,386	199,720
Cost of Revenue:
Platform (1)	27,328	11,778	48,994	20,121
Player (1)	51,730	50,212	103,528	103,122
Total cost of revenue	79,058	61,990	152,522	123,243
Gross Profit:
Platform	63,013	34,198	116,424	62,270
Player	14,739	3,439	24,440	14,207
Total gross profit	77,752	37,637	140,864	76,477
Operating Expenses:
Research and development (1)	40,196	25,776	74,322	48,118
Sales and marketing (1)	22,259	14,667	42,577	28,722
General and administrative (1)	15,429	10,577	30,999	20,855
Total operating expenses	77,884	51,020	147,898	97,695
Income (Loss) from Operations	(132)	(13,383)	(7,034)	(21,218)
Other Income (Expense), Net:
Interest expense	(57)	(304)	(108)	(471)
Change in fair value of preferred stock warrant liability	—	(1,916)	-	(2,651)
Other income, net	361	128	809	211
Total other income (expense), net	304	(2,092)	701	(2,911)
Income (Loss) Before Income Taxes	172	(15,475)	(6,333)	(24,129)
Income tax expense (benefit)	(354)	38	(225)	86
Net Income (Loss) Attributable to Common Stockholders	$526	$(15,513)	$(6,108)	$(24,215)
Net income (loss) per share attributable to common stockholders—basic	$0.01	$(3.18)	$(0.06)	$(4.98)
Net income (loss) per share attributable to common stockholders—diluted	$0.00	$(3.18)	$(0.06)	$(4.98)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	102,652	4,882	101,079	4,866
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	121,698	4,882	101,079	4,866

(1)	Stock-based compensation was allocated as follows:
	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Cost of platform revenue	$19	$19	38	40
Cost of player revenue	67	38	111	74
Research and development	2,801	993	5,097	1,881
Sales and marketing	1,286	690	2,396	1,291
General and administrative	1,136	678	2,096	1,307
Total stock-based compensation	$5,309	$2,418	$9,738	$4,593

Roku Q2 2018 Shareholder Letter	8

ROKU, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share data)

(unaudited)

	As of
	June 30, 2018	December 31, 2017
Assets
Current Assets:
Cash and cash equivalents	$174,167	$177,250
Accounts receivable, net of allowances	123,612	120,553
Inventories	39,431	32,740
Prepaid expenses and other current assets	15,131	11,367
Deferred cost of revenue, current portion	1,439	3,007
Total current assets	353,780	344,917
Property and equipment, net	20,212	14,736
Deferred cost of revenue, non-current portion	—	5,403
Intangible assets, net	1,754	2,030
Goodwill	1,382	1,382
Other non-current assets	4,540	3,429
Total Assets	$381,668	$371,897
Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable and accrued liabilities	$111,026	$128,757
Deferred revenue, current portion	39,151	34,501
Total current liabilities	150,177	163,258
Deferred revenue, non-current portion	12,435	48,511
Other long-term liabilities	7,291	7,849
Total Liabilities	169,903	219,618
Stockholders’ Equity:
Preferred stock, $0.0001 par value	—	—
Common stock, $0.0001 par value	11	10
Additional paid-in capital	462,901	435,607
Accumulated deficit	(251,147)	(283,338)
Total stockholders’ equity	211,765	152,279
Total Liabilities and Stockholders’ Equity	$381,668	$371,897

Roku Q2 2018 Shareholder Letter	9

ROKU, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (in thousands)

(unaudited)

	Six Months Ended
	June 30, 2018	June 30, 2017
Cash flows from operating activities:
Net loss	$(6,108)	$(24,215)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	3,606	2,580
Stock-based compensation expense	9,738	4,593
Provision for doubtful accounts	286	294
Change in fair value of preferred stock warrant liability	—	2,651
Noncash interest expense	—	300
Loss from exit of facilities	385	—
Loss on disposals of property and equipment	—	51
Changes in operating assets and liabilities:
Accounts receivable	9,383	22,839
Inventories	(6,799)	16,486
Prepaid expenses and other current assets	309	(2,098)
Deferred cost of revenue	2,010	(2,615)
Other noncurrent assets	(1,333)	(2,803)
Accounts payable and accrued liabilities	(19,000)	(6,485)
Other long-term liabilities	(558)	3,558
Deferred revenue	(3,387)	15,077
Net cash provided by (used in) operating activities	(11,468)	30,213
Cash flows from investing activities:
Purchase of property and equipment	(9,013)	(4,586)
Change in deposits	—	86
Net cash used in investing activities	(9,013)	(4,500)
Cash flows from financing activities:
Proceeds from borrowings, net	—	24,691
Repayments of borrowings	—	(15,000)
Proceeds from equity issued under incentive plans, net of repurchases	17,398	203
Net cash provided by financing activities	17,398	9,894
Net Increase (Decrease) In Cash	(3,083)	35,607
Cash and cash equivalents—Beginning of period	177,250	34,562
Cash and cash equivalents—End of period	$174,167	$70,169
Supplemental disclosures of cash flow information:
Cash paid for interest	$1	$136
Cash paid for income taxes	$349	$66
Supplemental disclosures of noncash investing and financing activities:
Unpaid portion of property and equipment purchases	$1,043	$893
Unpaid initial public offering cost	$—	$186
Issuance of convertible preferred stock warrants in connection with debt	$—	$2,032

Roku Q2 2018 Shareholder Letter	10

ROKU, INC.

NON-GAAP INFORMATION (in thousands, except per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30, 2018	June 30, 2017	June 30, 2018	June 30, 2017
Reconciliation of Net Loss to Adjusted EBITDA:
Net loss	$526	$(15,513)	$(6,108)	$(24,215)
Other (income) expense, net	(304)	2,092	(701)	2,911
Stock-based compensation	5,309	2,418	9,738	4,593
Depreciation and amortization	1,950	1,333	3,606	2,580
Income tax expense (benefit)	(354)	38	(225)	86
Adjusted EBITDA	$7,127	$(9,632)	$6,310	$(14,045)

Pro forma basic and diluted net loss per share
Numerator:
Net income (loss) attributable to common stock holders	$526	$(15,513)	$(6,108)	$(24,215)
Add: Change in fair value of convertible preferred stock warrant liability	—	1,916	—	2,651
Net income (loss) attributable to common stockholders used in computing pro forma basic and diluted net loss per share	$526	$(13,597)	$(6,108)	$(21,564)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—basic	102,652	4,882	101,079	4,866
Add: Pro forma adjustments	—	80,844	—	80,844
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—basic	102,652	85,726	101,079	85,710
Pro forma net income (loss) per share—basic	$0.01	$(0.16)	$(0.06)	$(0.25)

Weighted-average shares used in computing net income (loss) per share attributable to common stockholders—diluted	121,698	4,882	101,079	4,866
Add: Pro forma adjustments	—	80,844	—	80,844
Weighted-average shares used in computing pro forma net income (loss) per share attributable to common stockholders—diluted	121,698	85,726	101,079	85,710
Pro forma net income (loss) per share—diluted	$0.00	$(0.16)	$(0.06)	$(0.25)

Roku Q2 2018 Shareholder Letter	11